Issuer Free Writing Prospectus dated February 15, 2007

Filed pursuant to Rule 433

Registration Statement No. 333-138776

FINAL TERM SHEET

Piper Jaffray & Co.

Sirenza Microdevices, Inc.

7,000,000 Shares of Common Stock

Company:	Sirenza Microdevices, Inc. (the “Company”)

Nasdaq Symbol:	“SMDI”

Shares offered:	7,000,000 shares. All of the shares are being offered by the selling stockholders.

Trade date:	February 16, 2007

Settlement date:	February 22, 2007

Use of proceeds:	All of the net proceeds will be received by the selling stockholders.

Selling stockholders:	Phillip Chuanze Liao and Yeechin Shiong Liao

Stock ownership by selling stockholders:	Immediately after this offering, the selling stockholders will not own any shares of common stock of the Company.

Lockup for the Company and the selling stockholders:	The selling stockholders are subject to a lockup of 60 days, subject to extension by up to an additional 34 days under limited circumstances. The Company is not subject to any lockup.

Underwriter:	Piper Jaffray & Co.

Relationship between the Company and selling stockholders:	Phillip Chuanze Liao is a director of the Company and former officer of the Company.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company or the underwriter will arrange to send to you the prospectus if you request it by calling toll-free at 877-371-5212.

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